Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009

Contact:	Robin Easton
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Record Quarterly Revenues and Excellent Profits

Company Achieves 73 Consecutive Years of Net Profit

January 31, 2012, Bellevue, Washington – “PACCAR reported strong revenues and net income for the fourth quarter of 2011 and achieved its 73rd consecutive year of net profit. PACCAR’s fourth quarter revenues of $4.85 billion were the highest quarterly revenues in company history,” said Mark Pigott, chairman and chief executive officer. “PACCAR’s 2011 financial results reflect the company’s premium-quality products and services, the benefits of geographic diversification, growing financial services and aftermarket business and environmental leadership. I am very proud of our 23,400 employees who have delivered outstanding industry-leading products and services.”

“PACCAR’s excellent balance sheet and operating cash flow of $1.59 billion in 2011 have enabled increased capital investments in new products, enhanced manufacturing efficiency and global expansion,” said Pigott. “To support the investments in global business initiatives in 2011, the company displayed its vehicles at major truck shows in the BRIC countries (Brasil, Russia, India, China) during the year. We have begun construction of a DAF assembly facility in Brasil, opened a parts distribution center in Russia and added employees in our India and China operations,” added Pigott. “We are pleased that our vehicles achieved record share in the above 15-tonne market in Europe and Class 8 market in North America. It is expected that the truck market in the U.S. and Canada will further improve in 2012. Ongoing economic uncertainties in Europe have resulted in lower Eurozone industry truck orders in recent months.”

Net Income, Revenues and Dividends

PACCAR earned $327.7 million ($.91 per diluted share) for the fourth quarter of 2011, a 93 percent increase, compared to $169.8 million ($.46 per diluted share) in the fourth quarter of 2010. Fourth quarter net sales and financial service revenues were a record $4.85 billion, up 58 percent compared to $3.06 billion reported for the comparable period in 2010. Net sales and financial service revenues for the full year 2011 were the second highest in company history at $16.36 billion versus $10.29 billion in 2010. PACCAR reported net income in 2011 of $1.04 billion ($2.86 per diluted share) more than double the $457.6 million ($1.25 per diluted share) earned in 2010.

Cash dividends of $1.30 per share, including a fourth quarter special dividend of $.70 per share, were declared during 2011. Total dividends declared in 2011 increased by 88 percent compared to 2010. PACCAR has paid a dividend every year since 1941.

Operating Highlights – 2011

•

PACCAR continues to expand its geographic footprint: beginning construction of a new DAF assembly plant in Brasil, opened a new Technical Center in India and increased component purchases from Asian suppliers.

•	PACCAR invested $823.2 million in capital additions and research and development.

•	PACCAR delivered 138,000 vehicles worldwide.

•	PACCAR earned the number one technology position in InformationWeek magazine’s 2011 Top 500 company listing.

•	The Kenworth T700 earned the American Truck Dealers Heavy Duty Commercial Truck of the Year award.

•	Peterbilt Motors Company ranked highest in the J.D. Power Heavy Duty Customer Satisfaction Studysm* in the vocational segment.

•	Kenworth Trucks ranked highest in the J.D. Power Heavy Duty Dealer Service Customer Satisfaction Studysm*.

•	Leyland Trucks was awarded the prestigious Shingo Bronze Medallion for its continuous improvement through employee empowerment and effective leadership.

•	PACCAR’s MX engine was honored as the Best Coach Engine for the fifth consecutive year at the Bus World Asia exhibition in Shanghai, China.

•	Leyland Trucks was honored with the Business Development and Change Award in the annual Manufacturing Excellence Awards for the second consecutive year.

•	DAF Trucks was honored as one of the top 100 “Apprenticeship Employers” in the United Kingdom.

Kenworth T700 – ATD Class 8 Truck of the Year in 2011

Stock Repurchase Update

In December 2011, PACCAR’s Board of Directors approved the repurchase of an additional $300 million of its outstanding common stock. During the fourth quarter of 2011, PACCAR repurchased 1.78 million of its common shares for $67.6 million. “Over the past six months, PACCAR has bought 9.16 million shares for a total investment of $337.6 million,” noted Ron Armstrong, PACCAR president. “PACCAR’s excellent net profits and strong cash flow make the company’s shares an attractive long-term investment. The stock repurchase program reflects the Board’s confidence in PACCAR’s successful global business growth.” PACCAR’s shareholder return averaged 14.6 percent each year in the last ten years, compared to the S&P 500 Index average annual return of 2.9 percent for the same period.

Financial Highlights – Fourth Quarter 2011

•	Consolidated sales and revenues of $4.85 billion.

•	Net income of $327.7 million.

•	Cash generated by operations of $441.3 million.

•	Financial Services pretax income of $67.4 million.

•	Research and development expenses of $72.3 million.

•	Capital additions of $176.7 million.

•	Manufacturing cash and marketable securities of $2.90 billion at December 31, 2011.

Financial Highlights – Full Year 2011

•	Consolidated sales and revenues of $16.36 billion.

•	Net income of $1.04 billion.

•	Cash provided from operations of $1.59 billion.

•	Financial Services pretax income of $236.4 million on assets of $9.4 billion.

•	Capital additions of $535.0 million.

•	Research and development expenses of $288.2 million.

•	Medium-term note (MTN) issuances of $982 million.

•	Dividend declarations and share repurchases were a combined $805.8 million

•	Shareholders’ equity of $5.36 billion at December 31, 2011.

Global Truck Market Update

DAF’s premium-quality vehicles have achieved industry leadership in many countries in Europe. “Industry sales above 15-tonnes in Western and Central Europe were 244,000 units in 2011, a 33 percent increase compared to 2010,” said Harrie Schippers, DAF president. “In 2011, DAF achieved a record market share of 15.5 percent in the above 15-tonne market, the highest share in its 83-year history. DAF is the overall market leader in the United Kingdom, Netherlands, and Belgium. DAF is also the leader in the above 15-tonne market share in many countries in Central Europe. It is estimated that industry sales in the above 15-tonne truck market in Europe in 2012 will be in a range of 210,000-240,000 units, reflecting a truck market that is being impacted by economic challenges in the Eurozone,” said Schippers.

“Class 8 industry retail sales in the U.S. and Canada improved to 197,000 units in 2011 compared to 126,000 in 2010, a 56 percent increase,” said Dan Sobic, PACCAR executive vice president. “Our customers are benefiting from higher freight tonnage and improved freight rates. In 2011, PACCAR achieved a record Class 8 retail market share in the U.S. and Canada of 28.1 percent. Industry retail sales in 2012 are expected to increase to a range of 210,000-240,000 vehicles, driven primarily by ongoing replacement of the aging truck population. Annual replacement demand for the U.S. and Canadian truck market is estimated to be approximately 225,000 units,” added Sobic.

South American Expansion

PACCAR began construction of its new 300,000-square-foot DAF assembly facility in Ponta Grossa, Brasil. “Brasil is a major truck market with industry sales above six tonnes of 165,000 units in 2011. The DAF product range offers premium quality, low operating costs, excellent driveability and maneuverability, and the industry-leading PACCAR MX engine,” said Bob Christensen, PACCAR executive vice president. “The introduction of DAF’s product range in Brasil is an exciting development which is expected to deliver additional sales in the region beginning in 2013,” added Christensen.

For over 40 years, PACCAR’s Kenworth vehicles have earned a significant market share in many South American countries in the Andean region. “The successful introduction of DAF vehicles into Chile, Ecuador and Peru in 2011 helped PACCAR achieve a record level of vehicle sales in the region,” said Sam Means, PACCAR vice president.

PACCAR in Asia

PACCAR’s Shanghai office was expanded in 2011 to support increased component purchases for production and aftermarket operations. “China is the largest truck market in the world and PACCAR is benefiting from its expanded presence in the region,” said Dan Sobic, PACCAR executive vice president. DAF is the second largest truck manufacturer in the above 15-tonne segment in Taiwan with a 26 percent market share among European makes.

PACCAR launched its new PACCAR Technical Center in Pune, India in late 2011. The center is expected to eventually have approximately 200 employees and will focus on engineering, information technology and component sourcing for worldwide production and aftermarket operations. “The PACCAR India Technical Center will deliver quality resources to our global engineering and IT organizations, and enable PACCAR to accelerate new product development,” said Don Schulte, managing director for PACCAR in India. In early January 2012, PACCAR showcased its premium DAF CF model at the Delhi AutoExpo, the largest automotive show in India.

DAF CF Displayed at the 2012 Delhi, India AutoExpo

DAF’s European Growth

In August 2011, DAF entered into a contract to acquire 19 percent ownership in TATRA a.s. based in the Czech Republic. TATRA produces a range of versatile, off-road vehicles which will be sold by DAF dealers throughout Europe, complementing DAF’s premium range of construction trucks. DAF supplies TATRA with the PACCAR MX engine and the DAF CF cab for its new Phoenix model. “DAF’s relationship with TATRA further strengthens DAF’s industry-leading position in the heavy-duty truck segment in Central Europe,” said Harrie Schippers, DAF president.

DAF also opened a truck sales office in Moscow, Russia, during 2011. “The above 15-tonne truck market in Russia and the CIS was over 115,000 units in 2011,” said Ron Bonsen, DAF director of marketing and sales. “The opening of the DAF Moscow office is facilitating DAF’s continued growth in this expanding truck market.”

PACCAR Parts Achieves Strong Performance

PACCAR’s aftermarket parts sales continue to increase in all of its markets. Improving truck utilization and an aging North American truck fleet are generating higher levels of parts and service business. “PACCAR’s aftermarket parts sales achieved record revenue in 2011,” said Darrin Siver, PACCAR Parts general manager. “PACCAR is a leader in providing aftermarket truck parts utilizing 15 strategically located parts distribution centers supported by over 1,900 DAF, Kenworth and Peterbilt dealer locations. Many of PACCAR’s dealers achieved record parts and service operating profits in 2011, further strengthening the industry’s premier dealer network. A new distribution center was opened in Moscow in December 2011 to enhance support for Kenworth and DAF truck customers in Russia.”

PACCAR’s Parts Distribution Center in Moscow, Russia

Strong Capital Investments

In 2011, capital additions of $535.0 million and research and development expenses of $288.2 million were invested in global expansion initiatives, to enhance manufacturing efficiency and accelerate new PACCAR product development. PACCAR is planning capital investments in 2012 for product development programs and construction of the DAF assembly facility in Brasil. “Capital additions are projected to be $450-$550 million and research and development expenses are estimated at $275-$325 million in 2012 as Kenworth, Peterbilt and DAF invest in industry-leading products and services to enable our customers to continue to achieve profitable results in their businesses,” said George West, PACCAR vice president.

Environmental Leadership

“PACCAR is a leader in the development of environmentally friendly technologies,” said Richard Bangert, PACCAR vice president. “All PACCAR manufacturing facilities have earned the prestigious ISO 14001 environmental certification. This distinction recognizes that the facilities have implemented rigorous energy-saving measures and innovative design features.”

Other environmental highlights for 2011 include:

•	Peterbilt Motors’ Model 386 liquefied natural gas (LNG) truck received Environmental Protection Agency (EPA) accreditation for the industry’s first SmartWay designated alternative fuel vehicle.

•	The Kenworth plant in Renton, Washington, was commended by the U.S. Department of Energy for its 36 percent energy reduction since 2008.

•	Kenworth Truck Company was honored as one of the Top 50 Green companies in Washington State by Seattle Business magazine.

•	DAF is recirculating 30 percent of its thermal energy to reduce utility costs in its manufacturing facilities.

•	Many PACCAR truck manufacturing plants in the U.S. and Europe have achieved “Zero Waste to Landfill.”

Financial Services Companies Achieve Excellent Results

PACCAR Financial Services (PFS) finances a portfolio of 145,000 trucks and trailers, with total assets of $9.4 billion. PACCAR Leasing, a major full-service truck leasing company in North America and Europe with a fleet of over 32,000 vehicles, is included in this segment. “During the fourth quarter and full-year 2011, profit increased due to better finance margins and improved portfolio performance,” said Bob Bengston, PACCAR vice president. Fourth quarter pretax income was $67.4 million compared to the $49.9 million earned in the fourth quarter of 2010. Fourth quarter revenues were $266.2 million compared to $243.8 million in the same quarter of 2010. For the full year, revenues were $1.03 billion compared to $967.8 million in 2010 and pretax income was $236.4 million in 2011 compared to $153.5 million a year ago.

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 21 countries on three continents,” said Todd Hubbard, PACCAR Financial Corp. president. “Higher freight volumes and increasing freight rates have improved our customers’ profitability leading to lower past dues and provisions for credit losses. Used truck prices have improved from prior year levels by 5-10 percent.”

PACCAR Financial Services had excellent access to the debt markets in 2011, issuing $982 million in three-year term notes during the year. “Strong investor demand for PACCAR’s debt securities is a result of PACCAR’s consistent profitability, good cash flow and strong balance sheet,” said Robin Easton, PACCAR treasurer. “PFS borrows at excellent rates which gives our customers a competitive advantage.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

PACCAR will hold a conference call with securities analysts to discuss fourth quarter earnings on January 31, 2012, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through February 10, 2012.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*	J.D. Power and Associates 2011 Heavy-Duty Truck Customer Satisfaction Studysm. For more information please go to www.jdpower.com.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Truck and Other:
Net sales and revenues	$4,587.6	$2,811.8	$15,325.9	$9,325.1
Cost of sales and revenues	3,994.4	2,456.9	13,341.8	8,198.8
Research and development	72.3	65.4	288.2	238.5
Selling, general and administrative	121.3	107.1	452.9	392.8
Interest and other expense, net	3.6	.2	10.7	9.3

Truck and Other Income Before Income Taxes	396.0	182.2	1,232.3	485.7

Financial Services:
Revenues	266.2	243.8	1,029.3	967.8
Interest and other	167.4	158.8	657.5	664.6
Selling, general and administrative	22.2	22.8	94.0	88.7
Provision for losses on receivables	9.2	12.3	41.4	61.0

Financial Services Income Before Income Taxes	67.4	49.9	236.4	153.5
Investment income	9.3	6.8	38.2	21.1

Total Income Before Income Taxes	472.7	238.9	1,506.9	660.3
Income taxes	145.0	69.1	464.6	202.7

Net Income	$327.7	$169.8	$1,042.3	$457.6

Net Income Per Share:
Basic	$.91	$.46	$2.87	$1.25

Diluted	$.91	$.46	$2.86	$1.25

Weighted Average Shares Outstanding:
Basic	358.3	365.4	363.3	365.0

Diluted	359.1	366.9	364.4	366.2

Dividends declared per share	$.88	$.42	$1.30	$.69

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	December 31 2011	December 31 2010
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,900.7	$2,432.5
Trade and other receivables, net	977.8	610.4
Inventories	710.4	534.0
Property, plant, and equipment, net	1,973.3	1,673.7
Equipment on operating lease and other	1,209.1	1,105.3
Financial Services Assets	9,401.4	7,878.2

	$17,172.7	$14,234.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$3,846.7	$2,634.1
Long-term debt	150.0	150.0
Financial Services Liabilities	7,811.6	6,092.2
STOCKHOLDERS’ EQUITY	5,364.4	5,357.8

	$17,172.7	$14,234.1

Common Shares Outstanding	356.8	365.3

GEOGRAPHIC REVENUE DATA

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
United States and Canada	$2,773.6	$1,324.1	$8,792.9	$4,998.9
Europe	1,347.5	1,138.7	5,104.0	3,472.3
Other	732.7	592.8	2,458.3	1,821.7

	$4,853.8	$3,055.6	$16,355.2	$10,292.9

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Twelve Months Ended December 31	2011	2010
OPERATING ACTIVITIES:
Net income	$1,042.3	$457.6
Depreciation and amortization:
Property, plant and equipment	196.5	189.9
Equipment on operating leases and other	477.3	433.3
Net increase in wholesale receivables on new trucks	(551.1)	(1.1)
Net (increase) decrease in sales-type finance leases and dealer direct loans on new trucks	(141.3)	67.1
All other operating activities	568.9	404.6

Net Cash Provided by Operating Activities	1,592.6	1,551.4

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(340.7)	(168.4)
Acquisition of equipment for operating leases	(1,306.6)	(715.4)
Net (increase) decrease in financial services receivables	(629.0)	258.3
Net increase in marketable securities	(471.8)	(233.7)
All other investing activities	329.1	392.1

Net Cash Used in Investing Activities	(2,419.0)	(467.1)

FINANCING ACTIVITIES:
Cash dividends paid	(217.4)	(251.7)
Purchase of treasury stock	(337.6)
Stock compensation transactions	10.9	22.0
Net increase (decrease) in debt	1,490.2	(730.7)

Net Cash Provided by (Used in) Financing Activities	946.1	(960.4)
Effect of exchange rate changes on cash	(53.8)	4.9

Net Increase in Cash and Cash Equivalents	65.9	128.8
Cash and cash equivalents at beginning of period	2,040.8	1,912.0

Cash and cash equivalents at end of period	$2,106.7	$2,040.8